                                                                    EXHIBIT 99.1

LIGAND ANNOUNCES PRELIMINARY REVENUE ESTIMATES FOR THIRD QUARTER OF FISCAL 2005,
      PRELIMINARY RESULTS FOR FIRST AND SECOND QUARTERS OF FISCAL 2005 AND
       FILING OF 10-K AND AUDITED RESULTS FOR FISCAL 2004, 2003, AND 2002

      San Diego, CA, November 18, 2005 - Ligand Pharmaceuticals Incorporated (Pink Sheets: LGND) today announced preliminary revenue estimates for its third quarter of fiscal year 2005 and preliminary financial results for its first and second quarters of fiscal year 2005. The company also announced that the Form 10-K for fiscal year 2004 containing audited results for fiscal 2004, restated audited results for fiscal years 2003 and 2002, and a restatement of selected financial data for fiscal years 2001 and 2000 has been filed today with the Securities and Exchange Commission (SEC).

      The company's independent public accounting firm, BDO Seidman, LLP ("BDO"), has not completed its review of the financial results for the first, second or third quarters, including the quarterly preliminary revenue estimates for the third quarter of 2005 provided in this press release. The 2005 financial data and discussions presented in this press release are preliminary, unaudited and unreviewed by the company's independent public accountants. Consequently, they should be viewed as reflecting the company's current expectations with due regard to items still to be completed as discussed elsewhere in this press release. Since the completion and review of 2005 quarterly financial data is still ongoing and BDO's review of those periods is ongoing, the 2005 financial information provided in this press release is subject to change and the changes, individually or in the aggregate, may be material to the company's financial position, results of operation or liquidity.

      "We are pleased to announce the completion and filing of our Form 10-K for the fiscal year ended December 31, 2004 which includes the restated audited results for fiscal years 2003 and 2002 and a restatement of selected financial data for fiscal years 2001 and 2000 as well as release of preliminary results for our first and second quarters and preliminary revenue estimates for the third quarter of this year," said David E. Robinson, Chairman, President and Chief Executive Officer of Ligand Pharmaceuticals. "We expect to complete the rest of the financial reporting normalization process by filing our first, second and third quarter Form 10-Qs by early December as well as to submit our application for relisting of our common stock on the NASDAQ National Market after all required filings are made with the SEC."

      "The board of directors, audit committee, and management recognize that this complicated and time-consuming process has been challenging to all stakeholders and very much appreciate the patience and support demonstrated to the company while it is completing this process. We look forward to resuming a robust dialogue with all shareholders on the business and financial profile of the company in the coming days and weeks and to respond to questions consistent with the updated information included in our SEC filings and this press release," said Robinson.

      "We are also confirming that our delayed annual shareholder meeting is scheduled to be held January 31, 2006. I would like to express my deep appreciation for the many dedicated, hard-working, professional employees, consultants, and advisors without whom the completion of this milestone would have been impossible," Robinson said.

      "We note that the company has received an unqualified opinion from its independent public accounting firm on the consolidated balance sheets as of December 31, 2004 and 2003 and the results of operations and cash flows for each of the three years in the period ended December 31, 2004. But we are mindful as well that while the company received an unqualified opinion on management's assessment of internal control over financial reporting, we also received an adverse opinion from our independent public accounting firm on the effectiveness of our internal control over financial reporting as of December 31, 2004. As a result, we take as a top priority the importance of implementing the robust plan of remediation as outlined in our Form 10-K and have implemented since December 31, 2004 or are in the process of implementing the actions included in that remediation plan."

         PRELIMINARY REVENUE ESTIMATES FOR THIRD QUARTER OF FISCAL 2005
                       SHOW STRONG GROWTH OVER PRIOR YEAR

SUMMARY:

      The following information summarizes the preliminary revenue estimates for the third quarter of fiscal year 2005 and, as previously noted, should be viewed with due regard to the ongoing process in which the company and its independent public accountants are engaged. BDO has not completed its review of the financial results for the first, second or third quarters, including the quarterly preliminary revenue estimates for the third quarter of 2005 provided in this press release. As noted above, the 2005 financial information provided in this press release is subject to changes, which individually or in the aggregate, may be material to the company's financial position, results of operation or liquidity.

      Total revenues for the third quarter of 2005 under the new sell-through revenue recognition methodology are estimated to be $44.8 million and are expected to consist of $42.6 million of net product sales, a growth of 34% compared to the third quarter of 2004, and $2.2 million of collaborative research and development and other revenues. The company expects to report that cash, cash equivalents, short-term investments and restricted investments as of September 30, 2005 totaled approximately $75.6 million compared to $70.1 million at the end of the second quarter of 2005 and that net cash from operations for the third quarter was positive.

      The table below shows preliminary net product sales by product (in millions) for the third quarter of 2005 compared to unaudited restated net product sales for the third quarter of fiscal year 2004:

                                                  THREE MONTHS ENDED SEPTEMBER 30,
                                                  --------------------------------
                                                      2005                 2004
                                                  (Preliminary)         (Restated)
                                                  -------------         ---------
AVINZA (R)                                        $        29.9         $    20.0
ONTAK (R)                                                   7.4               7.0
Targretin (R) capsules                                      4.4               3.9
Targretin (R) & Panretin (R) gels                           0.9               1.0
                                                  -------------         ---------
 TOTAL PRODUCT SALES                              $        42.6         $    31.9
                                                  =============         =========

      The company intends to complete its work on the third quarter financial statements, including support work to the BDO review, so that a filing can be made in early December 2005. Upon filing of its third quarter Form 10-Q, the company expects to be current in its SEC filings, thus enabling the company to submit its application for relisting of its common stock on the NASDAQ National Market.

        PRELIMINARY RESULTS FOR SECOND AND FIRST QUARTERS OF FISCAL 2005

    SHOW STRONG REVENUE GROWTH AND REDUCTION IN NET LOSSES VERSUS PRIOR YEAR

      The numbers presented in this press release for the first and second quarters of fiscal year 2005 should be viewed with due regard to the ongoing process in which the company and its independent public accountants are engaged. BDO has not completed its review of the financial results for the first, second or third quarters, including the quarterly preliminary revenue estimates for the third quarter of 2005 provided in this press release. As noted above, the 2005 financial information provided in this press release is subject to changes, which individually or in the aggregate, may be material to the company's financial position, results of operation or liquidity.

THREE AND SIX MONTHS ENDED JUNE 30, 2005 AS COMPARED TO JUNE 30, 2004

SUMMARY:

      Total revenues for the three months ended June 30, 2005 were $45.8 million compared to $32.3 million for the same 2004 period, an increase of 42%. Loss from operations was $5.8 million for the three months ended June 30, 2005 compared to $19.1 million for the same 2004 period, a decrease of 70%. Net loss for the three months ended June 30, 2005 was $8.2 million ($0.11 per share) compared to $22.1 million ($0.30 per share) for the same 2004 period, representing a decrease of 63%.

      Total revenues for the six months ended June 30, 2005 were $82.8 million compared to $59.7 million for the same 2004 period, an increase of 39%. Loss from operations was $20.5 million for the six months ended June 30, 2005 compared to $38.2 million for the same 2004 period, a decrease of 46%. Net loss for the six months ended June 30, 2005 was $25.6 million ($0.35 per share) compared to $44.0 million ($0.60 per share) for the same 2004 period, representing a decrease of 42%.

      "Ligand's strong product sales growth of 42% in the second quarter of 2005 compared to the same period in 2004 reflects the nearly doubling of AVINZA(R) sales to

$27.5 million and market share growth to 4.5%," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "The progressive improvement in product gross margins to 75% in the second quarter of 2005 compared to 67% in the second quarter of 2004, coupled with flat operating expenses compared to the prior year contributed to the reduction of quarterly operating losses to $5.8 million, an improvement sequentially and compared to the prior year. In addition, the company ended the second quarter 2005 with $70.1 million in cash, cash equivalents, short-term investments and restricted investments after completing the ONTAK(R) royalty buy-down with Lilly of $33 million. The company believes it has adequate cash resources to support our business plan going forward."

                       LIGAND PHARMACEUTICALS INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (in thousands, except share and per share data)

                                                     THREE MONTHS ENDED              SIX MONTHS ENDED
                                                          JUNE 30,                       JUNE 30,
                                                ----------------------------   ---------------------------
                                                   2005             2004         2005             2004
                                                                 (Restated)                    (Restated)
                                                -----------      -----------   -----------     -----------
REVENUES:
 Product sales                                  $    41,735      $    29,299   $    76,780     $    54,238
 Collaborative research and development and
  other revenues                                      4,064            2,975         6,004           5,451
                                                -----------      -----------   -----------     -----------
     Total revenues                                  45,799           32,274        82,784          59,689
                                                -----------      -----------   -----------     -----------

OPERATING COSTS AND EXPENSES:
 Cost of products sold                               10,555            9,718        21,238          17,263
 Research and development                            13,120           16,566        26,761          34,083
 Selling, general and administrative                 20,910           18,116        40,582          32,821
 Co-promotion                                         6,966            7,000        14,706          13,731
                                                -----------      -----------   -----------     -----------
     Total operating costs and expenses              51,551           51,400       103,287          97,898
                                                -----------      -----------   -----------     -----------

Loss from operations                                 (5,752)         (19,126)      (20,503)        (38,209)

Other expense, net                                   (2,417)          (2,939)       (5,119)         (5,768)
                                                -----------      -----------   -----------     -----------

Net loss                                        $    (8,169)     $   (22,065)  $   (25,622)    $   (43,977)
                                                ===========      ===========   ===========     ===========

BASIC AND DILUTED PER SHARE AMOUNTS:
 Net loss                                       $     (0.11)     $     (0.30)  $     (0.35)    $     (0.60)
                                                ===========      ===========   ===========     ===========
 Weighted average number of common shares
                                                 74,036,753       73,754,146    73,976,939      73,528,581
                                                ===========      ===========   ===========     ===========

                       LIGAND PHARMACEUTICALS INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (in thousands, except share and per share data)

                                                                        THREE MONTHS ENDED MARCH 31,
                                                                    -----------------------------------
                                                                       2005                   2004
                                                                                           (Restated)
                                                                    -------------         -------------
REVENUES:
 Product Sales                                                      $      35,045         $      24,939
 Collaborative research and development and other revenues                  1,940                 2,476
                                                                    -------------         -------------
      Total revenues                                                       36,985                27,415
                                                                    -------------         -------------

OPERATING COSTS AND EXPENSES:
 Cost of products sold                                                     10,683                 7,545
 Research and development                                                  13,641                17,517
 Selling, general and administrative                                       19,672                14,705
 Co-promotion                                                               7,740                 6,731
                                                                    -------------         -------------
      Total operating costs and expenses                                   51,736                46,498
                                                                    -------------         -------------

Loss from operations                                                      (14,751)              (19,083)

Other expense, net                                                         (2,702)               (2,829)
                                                                    -------------         -------------

Net loss                                                            $     (17,453)        $     (21,912)
                                                                    =============         =============

BASIC AND DILUTED PER SHARE AMOUNTS:
 Net loss                                                           $       (0.24)        $       (0.30)
                                                                    =============         =============
 Weighted average number of common shares                              73,916,470            73,299,281
                                                                    =============         =============

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                 (in thousands)

                                                 JUNE 30, 2005     MARCH 31, 2005          DECEMBER 31, 2004
                                                 -------------     --------------          -----------------
ASSETS
Current assets:
 Cash, cash equivalents and short-term
  investments                                    $    68,274       $      89,405            $     112,492
 Other current assets                                 50,057              48,698                   60,332
                                                 -----------       -------------            -------------
   Total current assets                              118,331             138,103                  172,824
Restricted investments                                 1,826               1,656                    2,378
Property and equipment, net                           22,927              23,275                   23,647
Acquired technology and product rights, net          153,773             144,275                  127,443
Other assets                                           6,490               6,888                    6,174
                                                 -----------       -------------            -------------
                                                 $   303,347       $     314,197            $     332,466
                                                 ===========       =============            =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities, excluding deferred
 revenue                                         $    59,959       $      63,203            $      64,184
Current portion of deferred revenue, net             153,372             152,938                  152,528
Long-term debt                                       166,919             167,002                  167,089
Other long-term liabilities                           11,368              11,646                   11,637
Common stock subject to conditional
 redemption                                           12,345              12,345                   12,345
Stockholders' deficit                               (100,616)            (92,937)                 (75,317)
                                                 -----------       -------------            -------------
                                                 $   303,347       $     314,197            $     332,466
                                                 ===========       =============            =============

TOTAL NET PRODUCT SALES:

      Our total net product sales for the three months ended June 30, 2005 were $41.7 million compared to $29.3 million for the same 2004 period, an increase of 42%. Total net product sales for the six months ended June 30, 2005 were $76.8 million compared to $54.2 million for the same 2004 period, an increase of 42%. A comparison of total net product sales by product is as follows (in thousands):

                                       THREE MONTHS ENDED JUNE 30,            SIX MONTHS ENDED JUNE 30,
                                  ------------------------------------     --------------------------------
                                        2005                  2004              2005                2004
                                                           (Restated)                           (Restated)
                                  ----------------       -------------     ---------------      -----------
AVINZA                            $         27,461       $      14,177     $        49,458      $    27,454
ONTAK                                        8,779               9,966              16,803           17,277
Targretin capsules                           4,671               4,136               8,686            7,553
Targretin & Panretin gels                      824               1,020               1,833            1,954
                                  ----------------       -------------     ---------------      -----------
 TOTAL NET PRODUCT SALES          $         41,735       $      29,299     $        76,780      $    54,238
                                  ================       =============     ===============      ===========

      The increase in sales of AVINZA to $27.5 million for the three months ended June 30, 2005 compared to $14.2 million for the same 2004 period is due to higher prescriptions as a result of the increased level of marketing and sales activity, impact of price increases in 2004, a prescription mix shift to higher doses and the product's growth in state Medicaid and commercial formulary contracts. According to IMS data, quarterly prescription market share for AVINZA for the three months ended June 30, 2005 was 4.5% compared to 3.8% for the same period in 2004.

      The decrease in sales of ONTAK for the three and six months ended June 30, 2005 compared to the same periods in 2004 reflects a 12% and 4% decrease in wholesale out-movement, respectively. Such decreases are primarily due to a decline in the office segment of the market which has been impacted by reimbursement rates. Increases in the hospital segment have not been sufficient to offset the office segment trend. ONTAK sales were also negatively impacted by a continued increase in chargebacks and rebates due to changes in patient mix and evolving reimbursement rates including disproportionate share hospitals
(DSH). We expect that sales of ONTAK will continue to be negatively impacted by changes to the Center for Medicare and Medicaid Services reimbursement rates for 2005 but expect improved reimbursement rates based on most recent ASP filings moving into 2006.

      Sales of Targretin(R) capsules increased during the periods as a result of the impact of a price increase, a U.S. demand increase as reported by IMS Health (as measured by product out-movement) and increased penetration in the European markets where unit sales grew 21% in the second quarter 2005 over the same period in the prior year.

GROSS MARGIN:

      Gross margin on product sales was 74.7% for the three months ended June 30, 2005 compared to 66.8% for the same 2004 period. For the six months ended June 30, 2005, gross margin on product sales was 72.3% compared to 68.2% for the same 2004 period. Overall, given the fixed level of amortization of the capitalized AVINZA license and royalty rights, we expect the AVINZA gross margin percentage to continue to increase as sales of AVINZA increase. Additionally, we expect the gross margin on ONTAK to further improve in 2005 due to the lowering of the royalty obligation to Lilly in connection with the restructuring of the ONTAK royalty agreement.

      The increase in gross margin for the three and six months ended June 30, 2005 compared to the same 2004 period is primarily due to the increase in sales of AVINZA. AVINZA represented 65.8% and 64.4% of net product sales for the three and six months ended 2005 compared to 48.4% and 50.6% for the same 2004 periods, respectively. For both AVINZA and ONTAK we have capitalized license, royalty and technology rights recorded in connection with the acquisition of the rights to those products and accordingly, margins improve as sales of these products increase and there is greater coverage of the fixed amortization of the intangible assets. AVINZA cost of product sold includes the amortization of license and royalty rights capitalized in connection with the restructuring of our AVINZA license and supply agreement in November 2002. ONTAK margins were also positively impacted during the three and six months ended June 30, 2005 by lower royalties as a result of the partial impact of the restructuring of the company's royalty obligation to Lilly, which resulted in no royalty liability owed to Lilly for the three and six months ended June 30, 2005. This impact was partially offset by $1.3 million of amortization for the six months ended June 30, 2005 of the $33.0 million paid to Lilly to restructure the ONTAK royalty and the recognition of $2.6 million of deferred royalty expense previously paid to Lilly which under the sell-through revenue recognition method is recognized as the related product sales are recognized.

      Gross margins for the three and six months ended June 30, 2005 were also favorably impacted by price increases on ONTAK, Targretin capsules and Targretin gel which became effective January 1, 2004 and for AVINZA which became effective July 1, 2004. Under the sell-through revenue recognition method, changes to prices do not impact net product sales and therefore gross margins until the product sells-through the distribution channel. Accordingly, the price increases did not have a significant effect on the margins for the three and six months ended June 30, 2004.

      Gross margins for the three and six months ended June 30, 2005 compared to the same 2004 period were negatively impacted, however, by a higher proportionate level of AVINZA rebates and ONTAK chargebacks and rebates and the fixed costs associated with our wholesaler distribution service agreements.

COLLABORATIVE R&D/ OTHER REVENUES:

      Collaborative research and development and other revenues for the three months ended June 30, 2005 were $4.1 million compared to $3.0 million for the same 2004 period. For the six months ended June 30, 2005, collaborative research and development and other revenues were $6.0 million compared to $5.5 million for the same 2004 period.

R&D:

      Research and development expenses were $13.1 million for the three months ended June 30, 2005 compared to $16.6 million for the same 2004 period. For the six months ended June 30, 2005, research and development expenses were $26.8 million compared to $34.1 million for the same 2004 period. The reduction in research and development expenses in both periods of 2005 compared to 2004 principally reflects lower development costs due to completion of the SPIRIT I and II trials.

SG&A:

      Selling, general and administrative expenses were $20.9 million for the three months ended June 30, 2005 compared to $18.1 million for the same 2004 period. For the six months ended June 30, 2005, selling, general and administrative expense was $40.6 million compared to $32.8 million for the same 2004 period. The increase for the three and six months ended June 30, 2005 is primarily due to costs associated with additional Ligand sales representatives hired to promote AVINZA and higher advertising and promotion expenses for AVINZA, ONTAK and Targretin capsules. The 2005 periods also reflect higher accounting and legal expenses incurred in connection with the restatement of the company's 2003 and 2002 consolidated financial statements, the costs of using outside consultants to assist in the restatement process and development of the new revenue recognition models, and ongoing shareholder litigation. Selling, general and administrative expenses are expected to further increase in 2005 due to the full year impact of hiring of an additional 36 pain specialist sales representatives and due to significantly higher accounting and legal expenses incurred in connection with the restatement of our consolidated financial statements, SEC investigation and shareholder litigation.

CO-PROMOTION:

      Co-promotion expense under our co-promotion arrangement with Organon amounted to $7.0 million for the three months ended June 30, 2005 compared to $7.0 million for the same 2004 period. For the six months ended June 30, 2005, co-promotion expense was $14.7 million compared to $13.7 million for the same 2004 period. Co-promotion expense is based on net sales of AVINZA which totaled $27.5 million for the three months ended June 30, 2005 compared to $14.2 million for the same 2004 period. In the six months ended June 30, 2005, AVINZA sales totaled $49.5 million compared to $27.5 million for the same 2004 period. We pay Organon, under the terms of our co-promotion agreement, 30% of net AVINZA sales, determined in accordance with GAAP and our standard accounting principles up to $150.0 million and higher percentage payments for net sales in excess of $150.0 million. Co-promotion expense recognized for the 2005 and 2004 quarterly period was determined based upon the company's shipments of AVINZA to wholesalers under the previously utilized sell-in revenue recognition method and therefore does not calculate at the contract agreement percentage of net sales. However, AVINZA shipments made to wholesalers did not meet the revenue recognition criteria under GAAP and such transactions were restated under the company's standard accounting principles using the sell-through method.

      Because this sell-in revenue recognition method was not in accordance with GAAP, we believe that we have overpaid Organon under the terms of the agreement by approximately $11.5 million through June 30, 2005. We have notified Organon regarding the overpayment and our intent to apply such overpayment to future amounts due under the co-promotion agreement calculated under GAAP and our standard accounting principles. Organon has expressed its disagreement with this position and we are currently in discussions with Organon as part of a dialogue on our overall relationship. The discussions continue, however the payments previously made are recorded in the company's consolidated financial statements as "co-promotion expense." Until this matter is resolved, we will continue to account for co-promotion expense based on net sales determined using the sell-in method (even though reported AVINZA net sales reflect sell-through accounting). The company intends to withhold cash payments to Organon until the cumulative overpayment has been eliminated, at which time future cash payments will be based on GAAP-reported net sales and the company's standard accounting principles.

LIQUIDITY

      Cash, cash equivalents, short-term investments, and restricted investments totaled $70.1 million at June 30, 2005 compared to $114.9 million at December 31, 2004. Restricted investments at June 30, 2005 consist of certificates of deposit held with a financial institution as collateral under equipment financing and third-party service provider arrangements.

      THREE MONTHS ENDED MARCH 31, 2005 AS COMPARED TO MARCH 31, 2004

SUMMARY:

Total revenues for the three months ended March 31, 2005 were $37.0 million compared to $27.4 million for the same 2004 period, an increase of 35%. Loss from operations was $14.8 million for the three months ended March 31, 2005 compared to $19.1 million for the same 2004 period, a decrease of 23%. Net loss for the three months ended March 31, 2005 was $17.5 million ($0.24 per share) compared to $21.9 million ($0.30 per share) for the same 2004 period, a decrease of 20%.

TOTAL NET PRODUCT SALES:

      Our total net product sales for the three months ended March 31, 2005 were $35.0 million compared to $24.9 million for the same 2004 period, an increase of 41%. A comparison of sales by product is as follows (in thousands):

                                                         THREE MONTHS ENDED MARCH 31,
                                                    ---------------------------------------
                                                         2005                     2004
                                                                               (Restated)
                                                    --------------          ---------------
AVINZA                                              $       21,997          $        13,277
ONTAK                                                        8,024                    7,311
Targretin capsules                                           4,015                    3,417
Targretin & Panretin gels                                    1,009                      934
                                                    --------------          ---------------
 TOTAL NET PRODUCT SALES                            $       35,045          $        24,939
                                                    ==============          ===============

      Sales of AVINZA increased to $22.0 million for the three months ended March 31, 2005 compared to $13.3 million for the same 2004 period due to higher prescriptions as a result of the increased level of marketing and sales activity under our co-promotion agreement and the product's success in achieving state Medicaid and commercial formulary status. According to IMS data, quarterly prescription market share for AVINZA for the three months ended March 31, 2005 was 4.4% compared to 3.2% for the same period in 2004.

      The increase in sales of ONTAK to $8.0 million for the three months ended March 31, 2005 compared to $7.3 million for the same 2004 period reflect primarily the impact of a 9% price increase effective January 2004 which under the sell-through revenue recognition method does not impact net product sales until the product sells through the distribution channel and, therefore, had no effect on net product sales recognized for the same 2004 period. Sales of Targretin capsules increased to $4.0 million for the three months ended March 31, 2005 compared to $3.4 million for the same 2004 period, reflecting the impact of a 7% price increase effective January 2004 (see ONTAK above) and increased penetration in the European markets where unit sales grew 66% over the same period in 2004.

GROSS MARGIN:

      Gross margin on product sales was 69.5% for the three months ended March 31, 2005 compared to 69.7% for the same 2004 period. AVINZA represented 62.8% of net product sales for the three months ended 2005 compared to 53.2% for the same 2004 period. ONTAK margins were also positively impacted during the three months ended March 31, 2005 by lower royalties as a result of the partial impact of the restructuring of the company's royalty obligation to Lilly. This impact was partially offset by amortization of $0.5 million in the first quarter of 2005 of the amount paid to Lilly, of $20.0 million, to restructure the ONTAK royalty and the recognition of $1.5 million deferred royalty expense previously paid to Lilly which under the sell-through revenue recognition method is recognized as the related product sales are recognized.

      Gross margin for the three months ended March 31, 2005 was also favorably impacted by price increases on ONTAK, Targretin capsules and Targretin gel which became effective January 1, 2004. Gross margin for the three months ended March 31, 2005 compared to the same 2004 period was negatively impacted, however, by a higher proportionate level of AVINZA rebates and ONTAK chargebacks and rebates and the costs associated with our wholesaler distribution service agreements.

COLLABORATIVE R&D/OTHER REVENUES:

      Collaborative research and development and other revenues for the three months ended March 31, 2005 were $1.9 million compared to $2.5 million for the same 2004 period. The decrease for the three months ended March 31, 2005 compared to the same 2004 period is due to the completion of the final extension period in November 2004 of our research arrangement with Lilly, offset by increased development milestones paid by our corporate partners.

R&D:

      Research and development expenses were $13.6 million for the three months ended March 31, 2005 compared to $17.5 million for the same 2004 period reflecting lower development expenses principally due to completion of Targretin Spirit I and II trials.

SG&A:

      Selling, general and administrative expenses were $19.7 million for the three months ended March 31, 2005 compared to $14.7 million for the same 2004 period. The increase for the three months ended March 31, 2005 is primarily due to costs associated with additional Ligand sales representatives hired to promote AVINZA and higher advertising and promotion expenses for AVINZA, ONTAK and Targretin capsules.

CO-PROMOTION:

      Co-promotion expense payable to Organon amounted to $7.7 million for the three months ended March 31, 2005 compared to $6.7 million for the same 2004 period. Co-promotion expense is based on net sales of AVINZA which totaled $22.0 million for the three months ended March 31, 2005 compared to $13.3 million for the same 2004 period. As discussed above, the consolidated financial statements included herein do not account for the overpayment to Organon (see prior discussion of Co-promotion above).

LIQUIDITY:

      Cash, cash equivalents, short-term investments, and restricted investments totaled $91.1 million at March 31, 2005 compared to $114.9 million at December 31, 2004.

      YEARS ENDED DECEMBER 31, 2004, 2003(RESTATED) AND 2002 (RESTATED)

SUMMARY:

      Total revenues for 2004 increased to $163.5 million compared to $81.1 million in 2003 and $71.8 million in 2002, increases of 102% and 13%, respectively.

      "Under the sell through method, product sales driven primarily by AVINZA grew strongly in 2003, increasing 82%, to $55.3 million. 2004 product sales increased 118% to $120.3 million," Maier stated. "We are pleased to have the financial reporting normalization process moving through this major milestone and towards completion so that we can increasingly focus our attention on the underlying business and the operational improvements necessary to improve the company's financial profile and shareholder value."

AUDITED 2004/2003 RESTATED/2002 RESTATED

      The fundamental factor driving the restatement of our prior period financials is the adoption of the sell-through method of revenue recognition for the majority of our products in the United States. Since the predominant revenue recognition methodology currently utilized in the pharmaceutical industry remains the traditional sell-in method, there are a number of significant differences which should be noted in reviewing the company's restated results. For example, traditional sell-in accounting records shipments to wholesalers as product sales whether or not they expand retail pharmacy or wholesale stocking while sell-through does not. The biggest impact of the sell-through method is the timing of product revenue recognition. As a result, product sales are reduced and operating/net losses increase in 2002 and 2003 where there is a substantially reduced impact of the adoption of the new methodology in both 2004 and 2005. Further, cost of goods and gross margins are also affected by the timing of revenue recognition and certain related changes in accounting as a result of gross-to-net adjustments, returns, royalties paid, and the impact of fixed cost amortization. An additional factor to be noted is that changes to prices do not immediately impact net product sales and gross margins but are delayed until the products sell through the distribution channel. While the timing of revenue recognition has changed, operating cash flows and customer payment terms of sale are not affected by this accounting policy change.

      Restated product sales now reflect estimates of end-user product demand (as measured by prescription levels for AVINZA or out-movement from the wholesalers for oncology products). Products which have been shipped to the wholesale or retail pharmacy channels and not yet consumed are recorded on the balance sheet as deferred revenue. Cumulative deferred product revenue of $151.5 million as of December 31, 2004 is comprised of retail channel inventory of an estimated 37,000 pharmacies stocking AVINZA with an average of less than two bottles per pharmacy and wholesale inventory of restated products in aggregate of between four and six months of estimated forward demand held in approximately 150 locations in the U.S. Channel inventory fluctuates quarter to quarter and changes over time. Deferred product revenue does not include the other gross-to-net revenue adjustments (such as Medicaid rebates, managed care rebates, and chargebacks) which are included in accrued liabilities on the balance sheet. Going forward, revenue which has been deferred will be recognized as the product `sells through' in future periods. Thus, future reported product sales will be estimates of end-user product demand and changes in channel inventory will impact deferred revenue on the balance sheet.

      As a result of the restatement process, six material weaknesses were identified in the company's internal control over its financial reporting. As a result, our internal control over financial reporting is not effective and we received an adverse opinion from BDO. Management has a commitment as a top priority to correct these material weaknesses and is taking action to strengthen its accounting and finance personnel, processes and controls in diligently completing the remediation initiatives outlined in our Form 10-K.

                       LIGAND PHARMACEUTICALS INCORPORATED
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)

                                                                       YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------
                                                                                 2003            2002
                                                                2004          (Restated)      (Restated)
                                                             ------------    ------------    ------------
REVENUES:

 Product sales                                               $    120,335    $     55,324    $     30,326
 Collaborative research and development and other revenues         43,177          25,794          41,443
                                                             ------------    ------------    ------------
      Total revenues                                              163,512          81,118          71,769
                                                             ------------    ------------    ------------
OPERATING COSTS AND EXPENSES:

 Cost of products sold                                             39,804          26,557          14,738
 Research and development                                          65,204          66,678          59,060
 Selling, general and administrative                               65,798          52,540          41,825
 Co-promotion                                                      30,077           9,360               -
                                                             ------------    ------------    ------------
      Total operating costs and expenses                          200,883         155,135         115,623
                                                             ------------    ------------    ------------
Loss from operations                                              (37,371)        (74,017)        (43,854)
Other expense, net                                                 (7,770)        (20,449)         (8,403)
                                                             ------------    ------------    ------------
Loss before cumulative effect of a change in accounting
 principle                                                        (45,141)        (94,466)        (52,257)
Cumulative effect of changing method of accounting for
variable interest entity                                                -          (2,005)              -
                                                             ------------    ------------    ------------

Net loss                                                     $    (45,141)   $    (96,471)   $    (52,257)
                                                             ============    ============    ============
BASIC AND DILUTED PER SHARE AMOUNTS:
Loss before cumulative effect of a change in accounting
 principle                                                   $      (0.61)   $      (1.33)   $      (0.76)
Cumulative effect of changing method of accounting for
variable interest entity                                                -           (0.03)              -
                                                             ------------    ------------    ------------
 Net loss                                                    $      (0.61)   $      (1.36)   $      (0.76)
                                                             ============    ============    ============
 Weighted average number of common shares                      73,692,987      70,685,234    $ 69,118,976
                                                             ============    ============    ============

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                              YEAR ENDED DECEMBER 31,
                                                        -----------------------------------
                                                                       2003         2002
                                                          2004      (Restated)   (Restated)
                                                        ---------   ----------   ----------
ASSETS

Current assets:
 Cash, cash equivalents and short-term investments
($9,204, and $8,998, restricted at December 31, 2003,
and 2002, respectively)                                 $ 112,492    $  99,034    $  64,248
 Other current assets                                      60,332       43,742       32,387
                                                        ---------    ---------    ---------
   Total current assets                                   172,824      142,776       96,635
Restricted investments                                      2,378        1,656       10,646
Property and equipment, net                                23,647       23,501        9,672
Acquired technology and product rights, net               127,443      138,117      148,806
Other assets                                                6,174        7,996       21,950
                                                        ---------    ---------    ---------
                                                        $ 332,446    $ 314,046    $ 287,709
                                                        =========    =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities, excluding deferred revenue         $  64,184    $  53,987    $  29,656
Current portion of deferred revenue, net                  152,528      105,719       48,609
                                                        ---------    ---------    ---------
   Total current liabilities                              216,712      159,706       78,265
Long-term debt                                            167,089      167,408      155,250
Other long-term liabilities                                11,637        9,891       10,674
Common stock subject to conditional redemption             12,345       14,595       34,595
Stockholders' equity (deficit)                            (75,317)     (37,554)       8,925
                                                        ---------    ---------    ---------
                                                        $ 332,466    $ 314,046    $ 287,709
                                                        =========    =========    =========

TOTAL NET PRODUCT SALES:

      Our total net product sales for 2004 were $120.3 million, compared to $55.3 million in 2003 and $30.3 million in 2002, increases of 118% and 82%, respectively. A comparison of sales by product is as follows (in thousands):

                                  YEAR ENDED DECEMBER 31,
                              ------------------------------
                                           2003      2002
                                2004    (Restated) (Restated)
                              --------  ---------- ----------
AVINZA                        $ 69,470   $ 16,482   $  1,114
ONTAK                           32,200     24,108     17,706
Targretin capsules              15,105     11,556      8,563
Targretin and Panretin gels      3,560      3,178      2,943
                              --------   --------   --------
 TOTAL NET PRODUCT SALES      $120,335   $ 55,324   $ 30,326
                              --------   --------   --------

AVINZA:

      Sales of AVINZA were $69.5 million in 2004 compared to $16.5 million in 2003. This increase is due to higher prescriptions as a result of the increased level of marketing and sales activity, which started in March 2003, and the product's success in achieving state Medicaid and commercial formulary status. According to IMS data, AVINZA ended

2004 with a market share of prescriptions of 3.9% compared to 1.4% at the end of 2003. Sales in 2004 also benefited from a 9.9% price increase effective January 1, 2004 and a 9.0% price increase effective July 1, 2004. AVINZA sales were negatively impacted during 2004 by a higher level of Medicaid rebates and also impacted by a higher level of rebates under certain managed care contracts entered into in late 2003 and early 2004 with pharmacy benefit managers (PBMs), group purchasing organizations (GPOs) and health maintenance organizations
(HMOs).

      Sales of AVINZA were $16.5 million in 2003 compared to $1.1 million in 2002. This increase is due to increasing prescriptions as a result of the increased level of marketing and sales activity and to 2003 being the first full year of AVINZA sales. Demand for AVINZA as measured by prescription levels (or patient consumption for channels with no prescription requirements) was 17 times greater for 2003 than for 2002, as reported by IMS Health.

ONTAK:

      Sales of ONTAK were $32.2 million in 2004 compared to $24.1 million in 2003. Sales in 2004 were positively impacted by a 9% price increase effective January 1, 2004 and increasing use (impacted in part by expanded clinical data) in CTCL, CLL, and NHL. Demand for ONTAK as measured by shipments to end users as reported by our wholesalers increased by 28% for 2004 compared to 2003. Sales of ONTAK in 2004 were negatively impacted, however, by a continued increase in chargebacks and rebates due to changes in patient mix and evolving reimbursement rates including disproportionate share hospitals (DSH). We expect that sales of ONTAK will be negatively impacted by changes to the Centers for Medicare and Medicaid Services reimbursement rates in 2005 but expect improved reimbursement rates, based on most recent ASP filings, moving into 2006.

      Sales of ONTAK were $24.1 million in 2003 compared to $17.7 million in 2002. This increase reflects price increases and increasing use (impacted in part by expanded clinical data) in CTCL, CLL, and NHL. Overall demand for ONTAK measured by unit shipments to end users increased 20% for 2003 compared to the prior year. Sales of ONTAK were negatively impacted, however, by increased chargebacks and rebates reflecting changes in our patient mix and reimbursement rates.

TARGRETIN CAPSULES

      Sales of Targretin capsules were $15.1 million in 2004 compared to $11.6 million in 2003. This increase reflects a 7% price increase effective January 1, 2004 and the full period impact of a 15% price increase effective April 1, 2003. Additionally, demand for Targretin capsules as measured by product out-movement increased by 5.4% for 2004 compared to 2003, as reported by IMS Health. In international markets, unit sales grew 37% over the prior year.

      Sales of Targretin capsules were $11.6 million in 2003 compared to $8.6 million in 2002. This increase reflects a 15% price increase effective April 1, 2003. Additionally, demand for Targretin capsules as measured by product out-movement increased by 1.0% for 2003 compared to 2002, as reported by IMS Health. In international markets, unit sales grew 173% over the prior year.

COLLABORATIVE R&D/OTHER REVENUES:

      Collaborative research and development and other revenues for 2004 were $43.2 million, compared to $25.8 million for 2003 and $41.4 million for 2002. Collaborative research and development and other revenues included $31.3 million from the sale of royalty rights in 2004, $11.8 million in 2003, and $17.6 million in 2002, respectively. Collaborative research and development and other revenues decreased in 2003 primarily due to lower levels of research funding from our two collaborative partners, lower milestones and lower revenues from sale of royalty rights compared to 2002.

R&D:

      Research and development expenses were $65.2 million in 2004 compared to $66.7 million in 2003 and $59.1 million in 2002. Overall spending for research and development remained relatively constant in 2004 compared to 2003 with increases in research on internal programs offset by decreases in research performed under collaboration agreements and increases in existing product support offset by decreases in new product development.

SG&A:

      Selling, general and administrative expenses were $65.8 million for 2004 compared to $52.5 million for 2003 and $41.8 million for 2002. Selling, general and administrative expenses increased in 2004 primarily due to costs associated with additional company's sales representatives hired to promote AVINZA and higher advertising and promotion expenses for AVINZA in connection with our co-promotion agreement activities. The increase in 2003 compared to the prior year is primarily due to costs associated with additional company sales representatives hired to promote AVINZA and higher advertising and promotion expenses for AVINZA which was launched in June 2002.

CO-PROMOTION:

      Co-promotion expense payable to Organon amounted to $30.1 million in 2004 compared to $9.4 million for 2003. (For a more complete description, see Co-promotion discussion earlier in this press release under "three and six months ended June 30, 2005 as compared to June 30, 2004.") The co-promotion agreement was not entered into until 2003 and therefore there is no co-promotion expense in 2002.

OTHER EXPENSE, NET:

      Other expense, net includes interest income, interest expense, and other miscellaneous expenses. Other expense, net were $7.8 million for 2004 compared to $20.4 million for 2003 and $8.4 million for 2002.

      Interest expense increased to $12.3 million for 2004 compared to $11.1 million for 2003 and $6.3 million for 2002. Interest expense in 2004 and 2003 primarily represents interest on the $155.3 million of 6% convertible subordinated notes that we issued in November 2002. The 2002 interest expense represents interest on the $20.0 million in issue price of zero coupon convertible senior notes that were converted into common stock in March 2002 and interest on our outstanding $50.0 million face value of convertible subordinated debentures that were redeemed in June 2002.

      In September 2004, we agreed to vote our shares of X-Ceptor in favor of the acquisition of X-Ceptor by Exelixis Inc. ("Exelixis"). Exelixis' acquisition of X-Ceptor was subsequently completed on October 18, 2004 and in connection therewith, Ligand received 618,165 shares of Exelixis common stock. We recorded a net gain on the transaction in the fourth quarter of 2004 of approximately $3.7 million, based on the fair market value of the consideration received.

      Other net expenses of $10.0 million in 2003 included the March 2003 write-off of a $5.0 million one-time payment made in July 2002 to X-Ceptor Therapeutics, Inc. (or X-Ceptor) to extend Ligand's right to acquire the outstanding stock of X-Ceptor not already held by Ligand. In March 2003, we informed X-Ceptor that we would not exercise the purchase right and wrote-off the purchase right valued at $4.0 million that was recorded in 1999.

LIQUIDITY:

      Cash, cash equivalents, short-term investments, and restricted investments totaled $114.9 million at December 31, 2004 compared to $100.7 million at December 31, 2003. Restricted investments at December 31, 2004 consist of shares of Exelixis common stock and certificates of deposit held with a financial institution as collateral under equipment financing and third-party service provider arrangements. Restricted investments at December 31, 2003 also included U.S. government securities required to be held with a trustee to pay the semi-annual interest payments due in 2004 on the 6% convertible subordinated notes issued in November 2002.

      Cash flow from operations turned positive in 2003 after significant use in 2002. Operating activities provided cash of $5.8 million in 2004, including the benefit from increased product shipments and $32.5 million of cash received from the sale of royalty rights to Royalty Pharma.

                                 BUSINESS UPDATE

      A restatement, by its nature, looks backward. Comparing the most recent results to date in 2005 with prior periods, the company's total product sales continue to grow. Going forward into 2006, Ligand may potentially benefit from progress among its key assets, including:

LIGAND SPECIALTY PRODUCTS:

   - Reaccelerating AVINZA sales growth through improved sales call productivity once issues related to the current co-promotion relationship are resolved as well as anticipated increased demand as final data is published from recent comparative Phase IV clinical trials.

   - ONTAK sales growth resulting from improved reimbursement rates, a recent price increase, and further data from ongoing, expanded-use clinical trials.

   - Expected further development of Targretin capsules in NSCLC through a patient sub-group registration trial to be conducted with a partner based on analysis from the recently completed SPIRIT trials.

   - Incremental annual operating expense reduction (ongoing) of $15 million from 2005 annual run rate to rightsize the company's cost structure with the goal of accelerating the elimination of operating losses consistent with revenue run rates. Expense reductions span SG&A and R&D and include both increased project focus (low-priority project terminations) and headcount controls and infrastructure reductions and elimination of one-time restatement expense.

   - Initiation of Phase I trials and rapid development of LGD 4665, a thrombopoietin oral mimic currently on IND track for thrombocytopenia.

   - Initiation of Phase I trials for LGD 5552, a selective glucocorticoid agonist currently on IND track for inflammation and cancer.

CORPORATE PARTNER PRODUCTS:

Corporate partner products are expected to continue progressing in development, based on information received from our corporate partners, including:

   - Resolution of the NDA status of lasofoxifene (Oporia) for osteoporosis prevention and the SNDA status for vaginal atrophy.

   -  Submission of the bazedoxifene NDA for osteoporosis.

   - Submission of an NDA for SB497115 for thrombocytopenia, pending successful completion of Phase IIB trials.

   - Initiation of Phase III trials of naveglitizar (LY818) for type II diabetes post completion of long-term animal safety studies if successful.

   - Phase IA/B data publication and Phase II initiation for LGD 2941, a selective androgen agonist, for frailty.

   -  Phase II data on LY674 in atherosclerosis.

      We are developing several proprietary products for which we have worldwide rights for a variety of cancers and skin diseases, as summarized in the table below. This table is not intended to be a comprehensive list of our internal research and development programs. Many of the indications being pursued may present larger market opportunities for our currently marketed products.

                        Ligand Internal Product Pipeline

PROGRAM                               DISEASE/INDICATION                        DEVELOPMENT PHASE
----------------------------------    --------------------------------------    ---------------------------
AVINZA                                Chronic, moderate-to-severe pain          Marketed in U.S.
                                                                                Phase IV

ONTAK                                 CTCL                                      Marketed in U.S., Phase IV
                                      CLL                                       Phase II
                                      Peripheral T-cell lymphoma                Phase II
                                      B-cell NHL                                Phase II
                                      NSCLC third line                          Phase II
Targretin capsules                    CTCL                                      Marketed in U.S. and Europe
                                      NSCLC first-line                          Phase III
                                      NSCLC monotherapy                         Planned Phase II/III
                                      NSCLC second/third line                   Planned Phase II/III
                                      Advanced breast cancer                    Phase II
                                      Renal cell cancer                         Phase II
Targretin gel                         CTCL                                      Marketed in U.S.
                                      Hand dermatitis (eczema)                  Planned Phase II/III
                                      Psoriasis                                 Phase II
LGD4665 (Thrombopoietin oral          Chemotherapy-induced                      IND Track
mimic)                                thrombocytopenias (TCP), other TCPs
LGD5552 (Glucocorticoid agonists)     Inflammation, cancer                      IND Track
Selective androgen receptor           Male hypogonadism, female & male          Pre-clinical
modulators,                           osteoporosis, male & female sexual
e.g., LGD3303 (agonist/antagonist)    dysfunction, frailty, prostate cancer,
                                      hirsutism, acne, androgenetic alopecia

CORPORATE PARTNER PIPELINE:

      Our corporate partners have made significant strides in developing collaborative product candidates, with several products in or nearing submission for market approval. As of August 31, 2005, 13 of our collaborative product candidates had entered and were in human development - lasofoxifene, bazedoxifene, bazedoxifene CE (PREMARIN combo), pipendoxifene, NSP989, NSP989 combo, LGD2941, GW516, LY818, LY929, LY674, SB497115, and SB559448. The table below summarizes our collaborative research and development programs, but is not intended to be a comprehensive summary of these programs.

                       Corporate Partner Products Pipeline

PROGRAM                                 DISEASE/INDICATION                         DEVELOPMENT PHASE    MARKETING RIGHTS
------------------------------------    ----------------------------------------   ------------------   ----------------
SEX HORMONE MODULATORS

SERMs

-     Lasofoxifene (1)                  Osteoporosis prevention, vaginal atrophy   NDA and SNDA filed   Pfizer
-     Lasofoxifene                      Breast cancer prevention,                  Phase III            Pfizer
                                        Osteoporosis treatment

-     Bazedoxifene                      Osteoporosis                               Phase III            Wyeth
-     Bazedoxifene CE                   Osteoporosis prevention                    Phase III            Wyeth
                                        Vasomoter symptoms

-     Pipendoxifene (formerly           Breast cancer                              Phase II             Wyeth
      ERA-923) (2)

PR modulators

-     NSP-989  (PR agonist) (3)         Contraception                              Phase II             Wyeth
-     NSP-989 combo (PR agonist) (3)    Contraception                              Phase I              Wyeth

SARMs

-     LGD 2941 (androgen agonist)       Osteoporosis, frailty, HT and sexual
                                        dysfunction                                Phase I              TAP

METABOLIC/CARDIOVASCULAR DISEASES

PPAR modulators

-     GW516                             Cardiovascular disease, dyslipidemia       Phase II             GlaxoSmithKline
-     LY818 (naveglitazar) (4)          Type II diabetes                           Phase II             Lilly
-     LY929 (5)                         Type II diabetes, metabolic diseases,
                                        dyslipidemia                               Phase I              Lilly

-     LY674                             Atherosclerosis/dyslipidemia               Phase II             Lilly
-     LYWWW (6)                         Atherosclerosis                            IND track            Lilly
-     Selective PPAR modulators         Type II diabetes, metabolic diseases,
                                        dyslipidemia                               IND track            Lilly

-     LYYYY (6)                         Atherosclerosis                            Pre-clinical         Lilly

INFLAMMATORY DISEASES, ONCOLOGY

-     SB-497115 (TPO agonist)           Thrombocytopenia                           Phase  II            GlaxoSmithKline
-     SB-559448 (TPO agonist)           Thrombocytopenia                           Phase I              GlaxoSmithKline

(1) In September 2005, Pfizer announced receipt of a non-approvable letter from the FDA for the prevention of osteoporosis.

(2) Pipendoxifene development has been terminated for oncology; it is currently on hold as a potential back-up to bazedoxifene.

(3) On internal hold; strategic alternatives for Phase III development being explored.

(4) Lilly decision to advance to Phase III announced March 2004; timing of initiation delayed by new FDA guidelines.

(5)   Product placed on internal hold.

(6)   Compound number not disclosed.

                        STRATEGIC ALTERNATIVES EVALUATION

      The board of directors and management of the company have reviewed the ongoing business, product assets, and the company's current strategic position and believe that while ongoing operational actions being taken should improve shareholder value translation, it is also appropriate to initiate a process to explore strategic alternatives to enhance shareholder value. As a result, the board of directors has authorized and the company has engaged UBS Securities LLC ("UBS") as investment banking advisors to assist the board of directors and management in that process. Now that the financial reporting normalization process is nearing completion, the company and UBS will implement a robust process of exploration of all strategic alternatives building upon work done over the past months.

                    THE RESTATEMENT AND OTHER RELATED MATTERS

      Set forth below is a summary of the significant determinations regarding the restatement and additional matters addressed in the course of the restatement.

REVENUE RECOGNITION:

      The restatement corrects the recognition of revenue for transactions involving each of the company's products that did not satisfy all of the conditions for revenue recognition contained in SFAS 48 - "Revenue Recognition when Right of Return Exists" ("SFAS 48") and Staff Accounting Bulletin ("SAB No. 101") "Revenue Recognition" as amended by SAB 104 (hereinafter referred to as "SAB 104"). The company's products impacted by this restatement are the domestic product shipments of AVINZA, ONTAK, Targretin capsules, and Targretin gel. Specifically, although the company believed it had met each of the criteria for recognizing revenue upon shipment of each of its products, management subsequently determined that based upon SFAS 48 and SAB 104 it did not have the ability to make reasonable estimates of future returns because there was: (1) a lack of sufficient visibility into the wholesaler and retail distribution channels; (2) an absence of historical experience with similar products; (3) increasing levels of inventory in the wholesale and retail distribution channels as a result of increasing demand of the company's new products among other factors; and (4) a concentration of a few large distributors. As a result, the company could not make reliable and reasonable estimates of returns which precluded it from recognizing revenue at the time of product shipment, and therefore such transactions must be restated using the sell-through method. The restatement of product revenue under the sell-through method requires the correction of other accounts whose balances are largely based upon the prior accounting policy. Such accounts include gross-to-net sales adjustments and cost of goods (products) sold. Gross-to-net sales adjustments include allowances for returns, rebates, chargebacks, discounts, and promotions, among others. Cost of product sold includes manufacturing costs and royalties.

      The restatement did not affect the revenue recognition of Panretin(R) or the company's international product sales. For Panretin, our wholesalers only stock minimal amounts of product, if any. As such, wholesaler orders are considered to approximate end-customer demand for the product. For international sales, our products are sold to third-party distributors, for which we have minimal returns. For these sales, the company believes it has met the SFAS 48 and SAB 104 criteria for recognizing revenue.

      Specific models were developed for: AVINZA, including a separate model for each dosage strength (a retail-stocked product for which the sell-through revenue recognition event is prescriptions as reported by a third-party data provider, IMS Health Incorporated, or IMS); Targretin capsules and gel (for which revenue recognition is based on wholesaler out-movement as reported by
IMS); and ONTAK (for which revenue recognition is based on wholesaler out-movement as reported to the company by its wholesalers as the product is generally not stocked in pharmacies). Separate models were also required for each of the adjustments associated with the gross-to-net sales adjustments and cost of goods sold. The company also developed separate demand reconciliations for each product to assess the reasonableness of the third party information described above which was used in the restatement and will be used on a going-forward basis.

      Under the sell-through method used in the restatement and to be used on a going-forward basis, the company does not recognize revenue upon shipment of product to the wholesaler. For these shipments, the company invoices the wholesaler, records deferred revenue at gross invoice sales price less estimated cash discounts and, for ONTAK, end-customer returns, and classifies the inventory held by the wholesaler as "deferred cost of goods sold" within "other current assets." Additionally, for royalties paid to technology partners based on product shipments to wholesalers, the company records the cost of such royalties as "deferred royalty expense" within "other current assets." Royalties paid to technology partners are deferred as the company has the right to offset royalties paid for product later returned against subsequent royalty obligations. Royalties for which the company does not have the ability to offset (for example, at the end of the contracted royalty period) are expensed in the period the royalty obligation becomes due. The company recognizes revenue when inventory is "sold through" (as discussed below), on a first-in first-out (FIFO) basis. Sell-through for AVINZA is considered to be at the prescription level or at the time of end-user consumption for non-retail prescriptions. Thus, changes in wholesaler or retail pharmacy inventories of AVINZA do not affect the company's product revenues, but will be reflected on the balance sheet as a change to deferred product revenue. Sell-through for ONTAK, Targretin capsules, and Targretin gel is considered to be at the time the product moves from the wholesaler to the wholesaler's customer. Changes in wholesaler inventories for all the company's products, including product that the wholesaler returns to the company for credit, do not affect product revenues but will be reflected as a change in deferred product revenue.

      The company's revenue recognition is subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information is itself in the form of estimates. Accordingly, the company's sales and revenue recognition under the sell-through method reflect the company's estimates of actual product sold through the distribution channel. The estimates by third parties include inventory levels and customer sell-through information the company obtains from wholesalers which currently account for a large percentage of the market demand for its products. The company also uses third-party market research data to make estimates where time lags prevent the use of actual data. Certain third-party data and estimates are validated against the company's internal product movement information. To assess the reasonableness of third-party demand (i.e. sell-through) information, the company prepares separate demand reconciliations based on inventory in the distribution channel. Differences identified through these demand reconciliations outside an acceptable range will be recognized as an adjustment to the third-party reported demand in the period those differences are identified. This adjustment mechanism is designed to identify and correct for any material variances between reported and actual demand over time and other potential anomalies such as inventory shrinkage at wholesalers or retail pharmacies.

      As a result of the company's adoption of the sell-through method, it recorded reductions to net product sales in the amounts of $12.8 million, $8.1 million and $9.2 million for the quarters ended September 30, 2004, June 30, 2004 and March 31, 2004, respectively, and $25.5 million, $13.4 million, $12.8 million, and $7.5 million for the quarters ended December 31, 2003, September 30, 2003, June 30, 2003, and March 31,

2003, respectively. Additionally, for the years ended December 31, 2003 and 2002, the company recorded a reduction to net product sales in the amounts of $59.2 million and $24.2 million, respectively. These amounts do not include other adjustments also affected by the change to the sell-through method such as cost of products sold and royalties. Revenue which has been deferred will be recognized as the product sells through in future periods as discussed above.

SALE OF ROYALTY RIGHTS:

      In March 2002, the company entered into an agreement with Royalty Pharma AG ("Royalty Pharma") to sell a portion of its rights to future royalties from the net sales of three selective estrogen receptor modulator (SERM) products now in late stage development with two of the company's collaborative partners, Pfizer Inc. and American Home Products Corporation, now known as Wyeth, in addition to the right, but not the obligation, to acquire additional percentages of the SERM products' net sales on future dates by giving the company notice. When the company entered into the agreement with Royalty Pharma and upon each subsequent exercise of its options to acquire additional percentages of royalty payments to the company, the company recognized the consideration paid to it by Royalty Pharma as revenue. Cumulative payments totaling $63.3 million were received from Royalty Pharma from 2002 through 2004 for the sale of royalty rights from the net sales of the SERM products.

      The company determined that, while the current accounting classification is appropriate, a portion of the revenue recognized under the Royalty Pharma agreement should have been deferred since Pfizer and Wyeth each had the right to offset a portion of future royalty payments for, and to the extent of, amounts previously paid to the company for certain developmental milestones. Approximately $0.6 million of revenue was deferred in each of 2003 and 2002 related to the offset rights by the company's collaborative partners, Pfizer and Wyeth. The amounts associated with the offset rights against future royalty payments will be recognized as revenue upon receipt of future royalties from the respective partners or upon determination that no such future royalties will be forthcoming. Additionally, the company determined to defer a portion of such revenue as it relates to the value of the option rights sold to Royalty Pharma until Royalty Pharma exercises such options or upon the expiration of the options. The value of Royalty Pharma options outstanding at the end of 2002 which was recognized in 2003 was approximately $0.1 million. The value of options outstanding at the end of 2003 which was recognized in 2004 was $0.2 million. As of December 31, 2004, all of the option revenue deferred during fiscal years 2002 and 2003 has been recognized. Accordingly, for the years ended December 31, 2003 and 2002, the company has restated revenue from the sale of royalty rights under the Royalty Pharma agreement, which reduced royalty revenue by approximately $0.7 million for each of the years ended December 31, 2003 and 2002.

                 ADDITIONAL MATTERS ADDRESSED IN THE RESTATEMENT

      Subsequent to May 20, 2005, the company determined that it should also restate its consolidated financial statements as they relate to the following matters:

BUY-OUT OF SALK ROYALTY OBLIGATION:

      In March 2004, the company paid The Salk Institute $1.12 million in connection with the company's exercise of an option to buy out milestone payments, other payment-sharing obligations and royalty payments due on future sales of lasofoxifene, a product under development by Pfizer for which a NDA was expected to be filed in 2004. At the time of the company's exercise of its buyout right, the payment was accounted for as a prepaid royalty asset to be amortized on a straight-line basis over the period for which the company had a contractual right to the lasofoxifene royalties. This payment was included in "Other assets" on the company's consolidated balance sheet at September 30, 2004, June 30, 2004, and March 31, 2004. Pfizer filed the NDA for lasofoxifene with the United States Food and Drug Administration in the third quarter of 2004. Because the NDA had not been filed at the time the company exercised its buyout right, the company determined in the course of the restatement that the payment should have been expensed. Accordingly, the company corrected such error and recognized the Salk payment as development expense for the quarter ended March 31, 2004 and the year ended December 31, 2004.

X-CEPTOR THERAPEUTICS, INC.:

      In June 1999, the company invested $6.0 million in X-Ceptor Therapeutics, Inc. ("X- Ceptor") through the acquisition of convertible preferred stock. Additionally, in October 1999, the company issued warrants to X-Ceptor investors, founders and certain employees to purchase 950,000 shares of Ligand common stock with an exercise price of $10.00 per share and an expiration date of October 6, 2006. At the time of issuance, the warrants were recorded at their fair value of $4.20 per warrant or $4.0 million as deferred warrant expense within stockholders' deficit and were amortized to operating expense through June 2002. The company determined during the course of the restatement that the warrant issue should have been capitalized as an asset rather than treated as a deferred expense within equity since the warrant issue was deemed to be consideration for the right granted to the company by X-Ceptor to acquire all of the outstanding stock of X-Ceptor (the "Purchase Right"). Accordingly, the company recorded the Purchase Right as an other asset in the amount of $4.0 million. The effect of this change resulted in a decrease in expense for the year ended December 31, 2002 of $0.7 million. This asset was subsequently written off to "Other, net expense" in the quarter ended March 31, 2003, the period the company determined that the Purchase Right would not be exercised.

PFIZER SETTLEMENT AGREEMENT AND ELAN SHARES:

      In April 1996, the company and Pfizer entered into a settlement agreement with respect to a lawsuit filed in December 1994 by the company against Pfizer. In connection with a collaborative research agreement the company entered into with Pfizer in 1991, Pfizer purchased shares of the company's common stock. Under the terms of the settlement agreement, at the option of either the company or Pfizer, milestone and royalty payments owed to the company can be satisfied by Pfizer by transferring to the company shares of the company's common stock at an exchange ratio of $12.375 per share. At the time of the settlement, the company accounted for the prior issuance of common stock to Pfizer as equity on its balance sheet.

      Additionally, in 1998, Elan International (Elan) agreed to exclusively license to the company in the United States and Canada its proprietary product AVINZA. In connection with the November 2002 restructuring of the AVINZA license agreement with Elan, the company agreed to repurchase approximately 2.2 million shares of the company's common stock held by an affiliate of Elan (the "Elan Shares"). At the time of the November 2002 agreement, the shares were classified as equity on the company's balance sheet. The Elan Shares were repurchased and retired in February 2003.

      In conjunction with the restatement, the remaining common stock issued and outstanding to Pfizer following the settlement and the Elan Shares were reclassified as "common stock subject to conditional redemption/repurchase" (between liabilities and equity) in accordance with Emerging Issue Task Force Topic D-98, "Classification and Measurement of Redeemable Securities" (EITF D-98), which was issued in July 2001.

      EITF D-98 requires the security to be classified outside of permanent equity if there is a possibility of redemption of securities that is not solely within the control of the issuer. Since Pfizer has the option to settle with company's shares milestone and royalty payments owed to the company and, as of December 31, 2002, the company was required to repurchase the Elan shares, the company determined that such factors indicated that the redemptions were not within the company's control, and accordingly, EITF D-98 was applicable to the treatment of the common stock issued to Pfizer and the Elan Shares. These adjustments totaling $34.6 million only had an effect on the balance sheet classification, not on the consolidated statements of operations.

SERAGEN LITIGATION:

      In December 2001, a lawsuit was filed against the company by the Trustees of Boston University and other former stakeholders of Seragen, alleging breach of contract, breach of the implied covenants of good faith and fair dealing and unfair and deceptive trade practices based on, among other things, allegations that the company wrongfully withheld approximately $2.1 million in consideration due the plaintiffs under the Seragen acquisition agreement. This amount had been previously accrued for in the company's consolidated financial statements in 1998. In November 2003, the Court granted Boston University's motion for summary judgment, and entered judgment for Boston University. In January 2004, the district court issued an amended judgment awarding interest of approximately $0.7 million to the plaintiffs in addition to the approximately $2.1 million withheld. In the first quarter of 2004, the Court award of interest was not accrued. Although the company has appealed the judgment in this case as well as the award of interest and the calculation of damages, in view of the judgment, the company revised its consolidated financial statements in the fourth quarter of 2003 to record a charge of $0.7 million.

OTHER:

      In conjunction with the restatement, the company also made other adjustments and reclassifications to its accounting for various other errors, in various years, including, but not limited to: (1) a correction to the company's estimate of the accrual for clinical trials; (2) corrections to estimates of other accrued liabilities; (3) royalty payments made to technology partners; (4) straight line recognition of rent expense for contractual annual rent increases; and (5) corrections to estimates of future obligations and bonuses to employees.

IMPACT OF RESTATEMENT:

      For the quarters ended September 30, 2004, June 30, 2004, and March 31, 2004, the restatement increased the net loss by $11.7 million or $0.16 per share; $7.8 million or $0.11 per share; and $8.8 million or $0.12 per share, respectively. The restatement increased the net loss in 2003 by $59.0 million or $0.83 per share to $96.5 million or $1.36 per share. The restatement increased the net loss in 2002 by $19.7 million or $0.29 per share to $52.3 million or $0.76 per share. For periods prior to 2002, the restatement was effectuated through an aggregate adjustment as of January 1, 2002 of $15.1 million to the company's accumulated deficit. Additionally, for periods prior to 2002, restatement of the Pfizer settlement agreement was effectuated as of January 1, 2002 through a reduction of additional paid in capital and a corresponding increase to "common stock subject to conditional redemption/repurchase" (between liabilities and equity) of $14.6 million. The restatement regarding the Elan shares had no effect on periods prior to 2002 since it was effectuated as of November 2002 through a reduction of additional paid in capital and a corresponding increase to "common stock subject to conditional redemption/repurchase" of $20.0 million.

INTERNAL CONTROL OVER FINANCIAL REPORTING:

      Based on an evaluation of disclosure controls and procedures, our CEO and CFO concluded that the company's disclosure controls and procedures were not effective as of December 31, 2004 due to the following material weaknesses, which have been discussed with the company's audit committee: revenue recognition; shipments of short-dated product; record keeping and documentation; accounting personnel; accruals and cut-offs and financial reporting and closing. These material weaknesses have not been completely remediated as of the date of this press release. A complete discussion of our completed and continuing remediation efforts is contained in our Annual Report on Form 10-K for the year ended December 31, 2004 filed today with the SEC.

                            RESTATEMENT ADJUSTMENTS

      The company adopted the sell-through revenue recognition method as its new revenue recognition policy. Under the sell-through method, the company does not recognize revenue upon shipment of product to the wholesaler. The company recognizes revenue when such inventory is "sold through" on a first-in-first-out
(FIFO) basis.

      Sell-through for AVINZA is considered to be at the prescription level or at time of end-user consumption for non-retail prescriptions. Thus, changes in wholesaler or retail pharmacy inventories of AVINZA do not affect the company's product revenues, but will be reflected on the balance sheet under deferred revenue, net. Sell-through for ONTAK, Targretin capsules and Targretin gel is considered to be at the time the product moves from the wholesaler to the wholesaler's customer. Likewise, changes in wholesaler inventories of these products do not affect the company's product revenue, but will be reflected on the balance sheet under deferred revenue, net. As such, changes in wholesaler inventories for all the company's products, including product that the wholesaler returns to the company for credit, do not affect product revenues but will be reflected as a change in deferred product revenue.

      Under the sell-through revenue recognition method, product sales and gross margins are affected by the timing of gross-to-net sales adjustments including wholesaler promotional discounts, the cost of certain services provided by wholesalers under distribution service agreements, and the impact of price increases.

      Cost of products sold and therefore gross margins for the company's products is further impacted by the changes in the timing of revenue recognition and certain related changes in accounting as a result of the change to the sell-through revenue recognition method. The more significant impacts are summarized below:

   - Impact of changed sales volumes - a significant amount of cost of products sold is comprised of "fixed costs" including amortization of acquired technology and product rights that result in lower margins at lower sales levels.

   - Returns - when product is shipped into the wholesale channel, inventory held by the wholesaler (and subsequently held by retail pharmacies in the case of AVINZA) is classified as "deferred cost of product sold." At the time of shipment, the company makes an estimate of units that may be returned and records a reserve for those units against the "deferred cost of goods sold" account. Upon an announced price increase, the company revalues its estimate of deferred product revenue to be returned to recognize the potential higher credit a wholesaler may take upon product return determined as the difference between the new and the initial wholesaler acquisition cost. The impact of this reserve revaluation is likewise reflected as a charge to the company's statement of operations in the period the company announces such price increase.

   - Royalties - royalties paid based on unit shipments to wholesalers are deferred and recognized as royalty expense as those units are sold through and recognized as revenue.

RESTATEMENT ADJUSTMENTS

      The majority of the restatement adjustments outlined for 2003 and 2002 reconciliations in the financial tables which follow are a result of the adoption of the sell-through revenue recognition method. The largest reduction in product sales of $59.3 million occurred in 2003, driven primarily by AVINZA, is reflective of the expansion of retail pharmacy stocking and wholesale inventories, previously disclosed, in support of the ramp up of product demand in the first year of co-promotion. Additionally, 2002 product sales were reduced $24.2 million, primarily driven by AVINZA, in the year of product launch where initial distribution was established and by ONTAK as a result of expansion of wholesale distribution. Corresponding adjustments are reflected as a liability on the balance sheet showing revenue deferred. In addition, the company also restated its financials as a result of review of several historic, complex transactions and made other adjustments and reclassifications which are included in tables and footnotes.

FOLLOWING ARE TABLES WHICH RECONCILE PREVIOUSLY REPORTED FINANCIAL RESULTS WITH RESTATED FINANCIAL RESULTS, INCLUDING ADJUSTMENTS MADE IN CONNECTION WITH THE RESTATEMENT.

                       LIGAND PHARMACEUTICALS INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 (in thousands, except share and per share data)

                                                                                    YEAR ENDED DECEMBER 31, 2003
                                                                     ------------------------------------------------------
                                                                     As Previously
                                                                       Reported          Adjustments           As Restated
                                                                     -------------   ----------------------   -------------
Product sales                                                        $     114,632   $    (59,308)(a)(b)      $      55,324

Collaborative research and development and other revenues                   26,508           (714) (c)               25,794

                                                                     -------------   ------------             -------------
Total revenues                                                             141,140        (60,022)                   81,118

Operating costs and expenses:
Cost of products sold                                                       31,618         (5,061)(d)                26,557
Research and development                                                    67,679         (1,001)(b)(e)(f)          66,678
Selling, general and administrative                                         51,661            879(b)(f)(g)           52,540
Co-promotion                                                                 9,360                                    9,360

                                                                     -------------   ------------             -------------
Total operating costs and expenses                                         160,318         (5,183)                  155,135

                                                                     -------------   ------------             -------------
Loss from operations                                                       (19,178)       (54,839)                  (74,017)

Other expense, net                                                         (16,279)        (4,114)(b)(h)(i)         (20,393)
                                                                     -------------   ------------             -------------

Loss before cumulative effect of a change in accounting principle          (35,457)       (58,953)                  (94,410)

Income tax expense                                                               -             56(i)                    (56)
                                                                     -------------   ------------             -------------

Loss before cumulative effect of a change in accounting principle          (35,457)       (59,009)                  (94,466)

Cumulative effect of changing method of accounting for variable
interest entity                                                             (2,005)                                  (2,005)
                                                                     -------------   ------------             -------------

Net loss                                                             $     (37,462)  $    (59,009)            $     (96,471)
                                                                     =============   ============             =============

Basic and diluted per share amounts:

Loss before cumulative effect of a change in accounting principle    $       (0.50)                           $       (1.33)

Cumulative effect of changing method of accounting for variable interest entity
                                                                             (0.03)                                   (0.03)
                                                                     -------------                            -------------

    Net loss                                                         $       (0.53)                           $       (1.36)
                                                                     ============                             =============

    Weighted average number of common shares                            70,685,234                               70,685,234
                                                                     ============                             =============

      The adjustments relate to the following (in thousands):

      (a) To reflect the change in the revenue recognition method from the sell-in method to the sell-through method - net product sales - $(59,187).

      (b)   To reflect other adjustments and reclassifications.

      (c) To reflect the deferral of a portion of the sale of the royalty rights to Royalty Pharma.

      (d) To reflect the effect of the sell-through revenue recognition method on cost of products sold and royalties - product cost - $(151); royalties - $(4,910).

      (e)   To correct clinical trial expense - $(918).

      (f) To reclassify $55 of expenses incurred for the technology transfer and validation effort related to the second source of supply for AVINZA from research and development expense to selling, general and administrative expense.

      (g) To reflect interest expense for the Seragen acquisition liability - $739.

      (h) To reflect the write-off of the X-Ceptor Purchase Right in March 2003 - $3,990.

      (i)   To reclassify income taxes related to international operations -
            $56.

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                                                       DECEMBER 31, 2003
                                                  --------------------------------------------------------------------------------
                                                                        CUMULATIVE
                                                                      EFFECT OF PRIOR
                                                  AS PREVIOUSLY            YEAR                  CURRENT YEAR
                                                    REPORTED            ADJUSTMENTS              ADJUSTMENTS          AS RESTATED
                                                  -------------  -----------------------  -------------------------  -------------
ASSETS
Current assets:
Cash, cash equivalents and short-term investments $      99,034                                                      $      99,034
Other current assets                                     31,123  $    8,062(a)(b)         $       4,557(a)(b)(c)            43,742
                                                  -------------  ----------               -------------              -------------
   Total current assets                                 130,157       8,062                       4,557                    142,776
Restricted investments                                    1,656                                                              1,656
Property and equipment, net                              23,501                                                             23,501
Acquired technology and product rights, net             137,857         260(a)(d)                                          138,117
Other assets                                              8,084       3,958(a)(e)                (4,046)(a)(c)               7,996
                                                  -------------  ----------               -------------              -------------
                                                  $     301,255  $   12,280               $         511              $     314,046
                                                  =============  ==========               =============              =============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities, excluding deferred revenue   $      51,485  $   (1,016)(a)(f)(g)(j)  $       3,518(a)(f)(h)(i)  $      53,987
Current portion of deferred revenue                       2,564      43,926(i)                   59,229(i)                 105,719
Long-term debt                                          167,408                                                            167,408
Other long-term liabilities                               9,070        (135)(j)(k)(l)               956(j)(k)(l)             9,891
Common stock subject to conditional
 redemption/repurchase                                               34,595(m)                  (20,000)(n)                 14,595
Stockholders' equity (deficit)                           70,728     (65,090)(a)(m)              (43,192)(n)                (37,554)
                                                  -------------  ----------               -------------              -------------
                                                  $     301,255  $   12,280               $         511              $     314,046
                                                  =============  ==========               =============              =============

The adjustments relate to the following (in thousands):

(a)   To reflect other adjustments and reclassifications.

(b) Cumulative effect of prior year adjustments includes $7,603 related to the change to the sell-through revenue recognition method (deferred royalties
      - $4,215; deferred cost of products sold - $3,388). Current year adjustments include $5,668 related to the change to the sell-through revenue recognition method (deferred royalties - $5,465; deferred cost of products sold - $203); correct prepaid clinical trial expense - $(254); reclassify Organon cost-sharing receivable balance to co-promotion liability - $(461).

(c)   To correct bad debt expense - $(205).

(d) To correct accumulated amortization related to ONTAK acquired technology - $357.

(e) To record the capitalization of the X-Ceptor Purchase Right in October 1999 - $3,990; to write-off the X-Ceptor Purchase Right in March 2003, which was previously recognized over the period from 1999 to June 2002 - $(3,990).

(f) To correct clinical trial expense accrual. Cumulative effect of prior year adjustments - $918; current year adjustments - $(918).

(g) Includes $(1,089) related to the change to the sell-through revenue recognition method (product cost - $(1,491); royalties - $402); to correct accruals for bonus expense - $694; and property tax expense - $(316); reclassification of Seragen acquisition liability from other long-term liabilities - $2,700; reclassification of the Elan shares from accrued liabilities to additional paid-in capital - $(4,133).

(h) Includes $446 adjustment related to the change to the sell-through revenue recognition method (product cost - $(108); royalties $554); to correct bonus accrual - $(424); to reclassify Organon cost-sharing receivable balance to co-promotion liability - $(461); to reflect accrued interest for the Seragen acquisition liability - $739; reclassification of the Elan shares from accrued liabilities to additional paid-in capital - $4,133.

(i) To reflect the change in the revenue recognition method from the sell-in method to the sell-through method.

(j) To reclassify equipment lease obligation from long-term to current obligation - $253.

(k) To reflect the deferral of a portion of the sale of the royalty rights to Royalty Pharma - $592.

(l) The cumulative effect of prior year adjustments reflects the effect of the adjustment to rent expense for contractual annual rent increases recognized over the lease term on a straight line basis - $2,237; to reclassify the Seragen acquisition litigation to accrued liabilities - $(2,700). Current year adjustment reflects the adjustment to rent expense for contractual annual rent increase recognized over the lease term on a straight line basis - $111.

(m) In accordance with EITF D-98, to reclassify from equity the Company's issuance of common stock to Pfizer - $(34,595) - common stock - $(1); additional paid in capital $(14,594) and Elan shares - common stock $(2); additional paid in capital $(19,998); reclassification of the Elan shares from accrued liabilities to additional paid-in capital - $4,133.

(n) To reflect the repurchase and retirement of the Elan shares in February 2003 - $20,000 - common stock - $2; additional paid-in capital - $19,998; reclassification of the Elan shares from accrued liabilities to additional paid-in capital - $(4,133).

                       LIGAND PHARMACEUTICALS INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 (in thousands, except share and per share data)

                                                                    YEAR ENDED DECEMBER 31, 2002
                                                           -----------------------------------------------
                                                            As Previously
                                                             Re ported        Adjustments      As Restated
                                                           --------------   ----------------  ------------
Product sales                                              $       54,522   $ (24,196)(a)(b)  $     30,326
Collaborative research and development and other revenues          42,118        (675)(c)           41,443
                                                           --------------   ---------         ------------
Total revenues                                                     96,640     (24,871)              71,769

Operating costs and expenses:
Cost of products sold                                              20,306      (5,568)(b)(d)        14,738
Research and development                                           58,807         253(b)(e)         59,060
Selling, general and administrative
                                                                   41,678         147(b)            41,825
                                                           --------------   ---------         ------------
Total operating costs and expenses                                120,791      (5,168)             115,623
                                                           --------------   ---------         ------------
Loss from operations                                              (24,151)    (19,703)             (43,854)

Other expense, net                                                (8,445)          86(b)(f)         (8,359)
                                                           --------------   ---------         ------------
Loss before income taxes                                          (32,596)    (19,617)             (52,213)

Income taxes                                                                      (44)(f)              (44)
                                                           --------------   ---------         ------------
Net loss                                                   $      (32,596)  $ (19,661)        $    (52,257)
                                                           ==============   =========         ============
Basic and diluted per share amounts:
  Net loss                                                 $        (0.47)                    $      (0.76)
                                                           ==============                     ============
  Weighted average number of common shares                     69,118,976                       69,118,976
                                                           ==============                     ============

      The adjustments relate to the following (in thousands):

      (a) To reflect the change in the revenue recognition method from the sell-in method to the sell-through method - net product sales - $(24,160).

      (b)   To reflect other adjustments and reclassifications.

      (c) To reflect the deferral of a portion of the sale of the royalty rights to Royalty Pharma.

      (d) To reflect the effect of the sell-through revenue recognition method on cost of products sold and royalties - product cost - $(2,549); royalties - $(3,116).

      (e) To correct clinical trial expense - $1,107; to reverse X-Ceptor warrant amortization - $(692); to correct patent expense accrual - $(345).

      (f)   To reclassify income taxes related to international operations -
            $44.

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)
                                 (in thousands)

                                                                             DECEMBER 31, 2002
                                            -----------------------------------------------------------------------------
                                            AS PREVIOUSLY     CUMULATIVE EFFECT         CURRENT YEAR         AS  RESTATED
                                               REPORTED        OF PRIOR  YEAR           ADJUSTMENTS
                                                                ADJUSTMENTS
                                            -------------    -------------------   ----------------------    ------------
ASSETS
Current assets:
     Cash, cash equivalents and
       short-term investments               $      64,248                                                    $     64,248
Other current assets                               24,325    $    2,248(a)(b)(c)   $   5,814(a)(b)(c)              32,387
                                            -------------    ----------            ---------                 ------------
  Total current assets                             88,573         2,248                5,814                       96,635
Restricted investments                             10,646                                                          10,646
Property and equipment, net                         9,672           248(d)              (248)(d)                    9,672
Acquired technology and product
 rights, net                                      148,546           357(e)               (97)(a)                  148,806
Other assets                                       17,992         3,868(a)(f)             90(a)                    21,950
                                            -------------    ----------            ---------                 ------------
                                            $     275,429    $    6,721            $   5,559                 $    287,709
                                            =============    ==========            =========                 ============
LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)
Current liabilities, excluding
deferred revenue                            $      30,672    $    3,298(a)(h)      $  (4,314)(a)(g)(h)(j)    $     29,656
Current portion of deferred revenue                 4,683        18,423(i)            25,503(i)                    48,609
Long-term debt                                    155,250                                                         155,250
Other long-term liabilities                        10,809          (621)(l)              486(j)(k)(l)              10,674
Common stock subject to
 redemption/repurchase                                           14,595(m)            20,000(n)                   34,595
Stockholders' equity (deficit)                     74,015       (28,974)(m)(o)(p)    (36,116)(a)(n)(o)              8,925
                                            -------------    ----------            ---------                 ------------
                                            $     275,429    $    6,721            $   5,559                 $    287,709
                                            =============    ==========            =========                 ============

      The adjustments relate to the following (in thousands):

      (a)   To reflect other adjustments and reclassifications.

      (b) To reverse replacement reserve due to the change to the sell-through revenue recognition method.

      (c) Cumulative effect of prior year adjustments includes $1,576 related to the change to the sell-through revenue recognition method (deferred royalties - $1,055; deferred cost of products sold - $521). Current year adjustments include $6,027 related to the change to the sell-through revenue recognition method (deferred royalties - $3,160; deferred cost of products sold - $2,867).

      (d)   To accrue for fixed asset additions at December 31, 2001 - $248.

      (e) To correct accumulated amortization expense related to ONTAK acquired technology.

      (f) To record the capitalization of the X-Ceptor Purchase Right in October 1999 - $3,990.

      (g) To correct clinical trial expense accrual - $1,168 and fixed asset additions - $(248).

      (h) Cumulative effect of prior year adjustments includes $90 related to the change to the sell-through revenue recognition method (product cost - $(268); royalties - $358); to correct accruals for vendor expenses - $321, bonus expense - $236, property tax expense - $(364); reclassification of Seragen acquisition liability from other long-term liabilities - $2,700. Current year adjustments include $(1,179) related to the change to the sell-through revenue recognition method (product cost - $(1,223); royalties - $44); correct accruals for vendor expenses - $(321), bonus expense - $458, legal, trademark and patent expense - $(263); reclassification of the Elan shares from accrued liabilities to additional paid-in capital - $(4,133).

      (i) To reflect the change in the revenue recognition method from the sell-in method to the sell-through method.

      (j) To reclassify equipment lease obligation from long term to current obligation - $(253).

      (k) To reflect the deferral of a portion of the sale of the royalty rights to Royalty Pharma - $581.

      (l) The cumulative effect of prior year adjustments reflects the effect of the adjustment to rent expense for contractual annual rent increases recognized over the lease term on a straight line basis - $2,079, to reclassify the Seragen acquisition liability to accrued liabilities $(2,700). Current year adjustment reflects the adjustment to rent expense for contractual annual rent increase recognized over the lease term on a straight line basis - $158.

      (m) To reclassify from equity the Company's issuance of common stock to Pfizer in accordance with EITF D-98 - $(14,595) - common stock - $(1); additional paid in capital - $(14,594).

      (n) To reclassify from equity the Elan shares in accordance with EITF D-98 - $(20,000) - common stock - $(2); additional paid-in capital - $(19,998); reclassification of the Elan shares from accrued liabilities to additional paid-in capital - $4,133.

      (o) To write off deferred warrant amortization in connection with the capitalization of the X-Ceptor Purchase Right.

      (p) To reflect the cumulative effect, as of January 1, 2002, of the restatement for years prior to 2000 - $(2,033) - product sales - $(1,015), rent expense - $(1,614), royalties - $59, reversal of X-Ceptor warrant amortization - $530, other - $7; 2000 - $(2,728) - product sales - $(4,092), rent expense - $(255), royalties - $(235); reversal of X-Ceptor warrant amortization - $1,384, amortization of acquired technology - $357, other - $113; 2001 - $(10,310) - product sales - $(13,585), rent expense - $(209), royalties - $1,368, reversal of X-Ceptor warrant amortization - $1,384, other - $732.

                          BACKGROUND OF THE RESTATEMENT

      On March 17, 2005, the company announced that in connection with the preparation of its consolidated financial statements for 2004 and the audit of those consolidated financial statements, the audit committee of the board of directors would conduct a review, with the assistance of management, of the company's revenue recognition policies and accounting for product sales, including its estimates of product returns under SFAS 48 and SAB 104. The review included the company's revenue recognition policies and practices for current and past periods as well as the company's internal control over financial reporting as it related to those items. The company also reviewed the accounting and classification of its sales of royalty rights in its consolidated statements of operations. The audit committee retained Dorsey & Whitney LLP as independent counsel. The audit committee and independent counsel subsequently retained PricewaterhouseCoopers as their independent accounting consultants to assist in the review. In addition, the company, through its counsel, Latham & Watkins LLP, retained FTI Ten Eyck to provide an independent accounting perspective in connection with the accounting issues under review.

      On May 20, 2005, the company announced that the audit committee had completed its accounting review and that the company would restate its consolidated financial statements as of December 31, 2003 and for the years ended December 31, 2003 and 2002, and for the first three quarters of 2004 and for the quarters of 2003. The audit committee and management independently reviewed the company's revenue recognition practices and policies for product sales for 2003 and 2002 and each of the three quarters in the period ended September 30, 2004. These reviews focused on whether the company had properly recognized revenue on product shipments to distributors under SFAS 48 and SAB
104. Based on these reviews, the company determined that it had not met all of the criteria under SFAS 48 and SAB 104 to recognize revenue upon shipment. As a result of this error, the company determined to restate its financial results and to report financial results under the sell-through revenue recognition method for the domestic product shipments of AVINZA, ONTAK, Targretin capsules, and Targretin gel. The company also announced that it was continuing its work to review the accounting and classification of its sales of royalty rights in its consolidated statements of operations and that the audit committee review found no evidence of improper or fraudulent actions or practices by any member of management or that management acted in bad faith in adopting and administering the company's historical revenue recognition policies.

      Subsequent to the company's announcement that it would restate its consolidated financial statements, the company's previous auditors declined to be re-engaged to audit the restatement. As a result, the audit committee engaged BDO to re-audit the consolidated financial statements for the fiscal years ended December 31, 2003 and 2002, including the opening balance sheet as of January 1, 2002 which required the audit of certain transactions occurring in prior periods that impacted the opening balance sheet. During the course of the re-audits other errors were identified that affect the restated consolidated financial statements.

      In connection with the restatement, the SEC instituted a formal investigation concerning the company's consolidated financial statements. These matters were previously the subject of an informal SEC inquiry. Ligand has been cooperating fully with the SEC and will continue to do so in order to bring the investigation to a conclusion as promptly as possible.

                            WEB CAST CONFERENCE CALL

      Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release and review a corporate presentation. The conference call is scheduled for 8:00 a.m. eastern time on November 18, 2005. The web cast will be available at http://www.ligand.com (investor relations page) and at http://www.streetevents.com and will be archived for 30 days. The slides used in the corporate presentation are available on the Ligand web site investor relations page and can be downloaded in advance of the conference call and web cast.

      The company intends to provide a more detailed business and R&D update at analyst/investor meetings to be held in various locations in November and December.

ABOUT LIGAND

      Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to http://www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

      This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect Ligand's judgment and involve risks and uncertainties as of the date of this release. These statements include those related to 2005 financial data, estimates and discussion including management's expectations and trend analyses, other estimates and models, completion and filing of Forms 10-Q for the first three quarters of 2005, reapplication and relisting on NASDAQ, dialogues and meetings with stockholders, the annual stockholders meeting, discussions with Organon, business update, product sales, growth and other initiatives, expense reductions, Ligand and corporate partner product development, strategic update and initiatives, material weaknesses, internal controls and remediation. Actual events or results may differ from Ligand's expectations and judgments. For example, there can be no assurance that when the company's subsequent processes such as compliance with NASDAQ Listing Qualifications Panel requirements will be completed, that the company will achieve relisting by the NASDAQ Stock Market and if so, when relisting will occur, that the annual meeting date will be held as expected, that the company's currently ongoing or future litigation (including private litigation and the SEC investigation) will not have an adverse effect on the company, that the company will be able to successfully execute any of the mentioned business or strategic initiatives, including discussions with Organon, that the company will successfully or timely remediate any identified material weakness or significant deficiencies, that product sales will continue to grow or that pipeline products will be successfully developed or marketed, that the sell-through revenue recognition models will not require adjustment and not result in a subsequent restatement. In addition, the company's financial results and stock price may suffer as a result of the previously announced restatement and delisting action by NASDAQ and its relationships with its vendors, stockholders or other creditors may suffer.

      The 2005 financial data and discussions presented in this press release are preliminary, unaudited and unreviewed and reflect the company's current estimates. They should be viewed as reflecting the company's expectations and with due regard to items still to be completed discussed elsewhere in this press release. Since the review of 2005 quarterly financial data by management is ongoing and BDO's review of those periods has not been completed, the 2005 financial information provided in this press release is subject to change and the changes, individually or in the aggregate, may be material to the company's financial position, results of operation or liquidity.

      Moreover, current and future financial results depend on estimates and the proper operation of highly-complex models, all of which are subject to change and errors. Such changes and/or errors may be material either individually or in the aggregate and could adversely affect our financial results, timeliness of SEC filings, NASDAQ listing and stock price.

      Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

      AVINZA, Targretin, ONTAK and Panretin are registered trademarks of Ligand Pharmaceuticals Incorporated. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.

                                       ###

CONTACT: Ligand Pharmaceuticals Incorporated Abe Wischnia, 858-550-7850 or Paul
V. Maier, 858-550-7573